Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

Dated as of

July 8, 2020

Between

WEIBO CORPORATION

as Company

and

Deutsche Bank Trust Company Americas

as Trustee

3.375% NOTES DUE 2030

SECOND SUPPLEMENTAL INDENTURE dated as of July 8, 2020 between Weibo Corporation, an exempted company incorporated in the Cayman Islands (the “Company”), and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company and the Trustee executed and delivered an Indenture dated as of July 5, 2019 (the “Base Indenture”) to provide for the issuance of debentures, notes, bonds or other evidences of indebtedness in an unlimited aggregate principal amount to be issued from time to time in one or more series (such Base Indenture, as supplemented and amended by this Second Supplemental Indenture, herein referred to as the “Indenture”);

WHEREAS, the Company has duly authorized the issuance of US$750,000,000 aggregate principal amount of 3.375% Notes due 2030 (the “Notes”);

WHEREAS, the Company has duly authorized the execution and delivery of this Second Supplemental Indenture pursuant to Section 14.01 of the Base Indenture to establish the terms and the form of the Notes in accordance with Sections 2.01, 3.01 and 3.03 of the Base Indenture;

WHEREAS, all things necessary to make this Second Supplemental Indenture a valid and legally binding agreement of the Company, in accordance with its terms, have been done.

NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

That, in consideration of the premises and the purchase of the Notes by the Holders thereof for the equal and proportionate benefit of all of the present and future Holders of the Notes, each party agrees and covenants as follows:

ARTICLE I

SCOPE AND DEFINITIONS

Section 1.01  Scope. The changes, modifications and supplements to the Base Indenture effected by this Second Supplemental Indenture shall be applicable only with respect to, and govern the terms of, the Notes and shall not apply to any other series of Securities that may be issued under the Base Indenture unless a supplemental indenture with respect to such other series of Securities specifically incorporates such changes, modifications and supplements.

Section 1.02  Definitions.  (a) Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Base Indenture.

(b)           As used herein, the following additional defined terms shall have the following meanings with respect to the Notes only and be equally applicable to both the singular and the plural forms of any of the terms herein defined:

“Additional Notes” has the meaning provided in Section 2.01(c).

“Base Indenture” has the meaning provided in the recitals hereof.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes, as the case may be, to be redeemed.

“Comparable Treasury Price” means, with respect to any Redemption Date pursuant to Section 2.02, (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Company obtains fewer than three such Reference Treasury Dealer Quotations, the average of all quotations obtained.

“DTC” means The Depository Trust Company, New York, New York.

“Second Supplemental Indenture” means this instrument.

“Group” means the Company and its Controlled Entities.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Initial Notes” has the meaning provided in Section 2.01(c).

“Lien” means any mortgage, charge, pledge, lien or other form of encumbrance or security interest.

“Make Whole Amount” means an amount determined on the fifth Business Day before the Redemption Date pursuant to Section 2.02 that is equal to the sum of (i) the present value of the principal amount of the Notes, as the case may be, to be redeemed, assuming a scheduled repayment thereof on the date of Stated Maturity for payment of principal on such Notes, as applicable, plus (ii) the present value of the remaining scheduled payments of interest to and including such date of Stated Maturity for payment of principal on such Notes, as applicable, in each case discounted to such Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months and, in the case of an incomplete month, the actual number of days elapsed) at the Treasury Yield plus 45 basis points.

“Notes” has the meaning provided in the recitals hereof.

“PRC Business Day” means a day other than a Saturday, Sunday or a day on which banking institutions in the PRC are authorized or obligated by law, regulation or executive order to remain closed.

“Prospectus Supplement” means the preliminary prospectus supplement, dated June 29, 2020, or the prospectus supplement, dated June 30, 2020, relating to the offering of the Notes.

“Reference Treasury Dealer” means each of any three investment banks of recognized standing that is a primary U.S. government securities dealer in the United States, selected by the Company in good faith.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date pursuant to Section 2.02, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer as of 5:00 p.m., New York City time, on the fifth Business Day before such Redemption Date.

“Relevant Indebtedness” means any indebtedness which is in the form of, or represented or evidenced by, bonds, notes, debentures, loan stock or other securities which for the time being are, or are intended to be or are commonly, quoted, listed or dealt in or traded on any stock exchange or over-the-counter or other securities market.

“Treasury Yield” means, with respect to any Redemption Date pursuant to Section 2.02, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the fifth Business Day before such Redemption Date) of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Triggering Event” means (A) any change in or amendment to the laws, regulations and rules of the PRC or the official interpretation or official application thereof (“Change in Law”) that results in (1) the Group (as in existence immediately subsequent to such Change in Law), as a whole, being legally prohibited from operating substantially all of the business operations conducted by the Group (as in existence immediately prior to such Change in Law) as of the last date of the period described in the consolidated financial statements of the Company for the most recent fiscal quarter and (2) the Company being unable to continue to derive substantially all of the economic benefits from the business operations conducted by the Group (as in existence immediately prior to such Change in Law) in the same manner as reflected in the consolidated financial statements of the Company for the most recent fiscal quarter and (B) the Company has not furnished to the Trustee, prior to the date that is twelve months after the date of the Change in Law, an opinion from an Independent Financial Advisor or an Independent Legal Counsel stating either (1) the Company is able to continue to derive substantially all of the economic benefits from the business operations conducted by the Group (as in existence immediately prior to such Change in Law), taken as a whole, as reflected in the consolidated financial statements of the Company for the most recent fiscal quarter (including after giving effect to any corporate restructuring or reorganization plan of the Company) or (2) such Change in Law would not materially adversely affect the Company’s ability to make principal and interest payments on the Notes when due.

“Triggering Event Offer” has the meaning set forth in Section 2.05(a).

“Triggering Event Payment” has the meaning set forth in Section 2.05(a).

“Triggering Event Payment Date” has the meaning set forth in Section 2.05(a).

Section 1.03  Rules of Construction. For all purposes of this Second Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a)           The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Second Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.

(b)           References to “Article” or “Section” or other subdivision herein are references to an Article, Section or other subdivision of this Second Supplemental Indenture, unless the context otherwise requires.

(c)           References to any agreement, instrument, statute or regulation defined or referred to herein or in any instrument establishing the terms of the Notes (or executed in connection therewith) are references to such agreement, instrument, statute or regulation as from time to time amended, modified, supplemented or replaced, including (in the case of agreements or instruments) by waiver or consent and by succession of comparable successor agreements, instruments, statutes or regulations.

ARTICLE II

THE NOTES

Section 2.01  Terms of the Notes. The Notes are hereby created and designated as a separate series of Securities under the Base Indenture. The following terms relate to the Notes:

(a)           The Notes shall constitute a separate series of Securities under the Base Indenture having the title “3.375% Notes due 2030.”

(b)           The Notes shall be issued at a price of 100% of the principal amount thereof, other than any offering discounts pursuant to the initial offering and resale of the Notes.

(c)           The aggregate principal amount of the Notes (the “Initial Notes”) that may be initially authenticated and delivered under the Indenture shall be US$750,000,000. The Company may from time to time, without the consent of the Holders of the Notes, issue additional Notes (in any such case “Additional Notes”) having the same terms and conditions as the Initial Notes in all respects (or in all respects except for the Issue Date, the issue price or the first Interest Payment Date). Any Additional Notes and the Initial Notes shall constitute a single series under the Indenture, provided that if such Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes shall not have the same CUSIP, ISIN or other identifying number as the Initial Notes. All references to the “Notes” shall include the Initial Notes and any Additional Notes unless the context otherwise requires. The aggregate principal amount of each of the Additional Notes shall be unlimited.

(d)           The entire outstanding principal of the Notes shall be payable on July 8, 2030.

(e)           The rate at which the Notes shall bear interest shall be 3.375% per year. The date from which interest shall accrue on the Notes shall be July 8, 2020, or the most recent Interest Payment Date to which interest has been paid or provided for. The Interest Payment Dates for the Notes shall be January 8 and July 8 of each year, beginning January 8, 2021. Interest shall be payable on each Interest Payment Date to the Holders of record at the close of business on December 25 and June 24 prior to each Interest Payment Date. The basis upon which interest shall be calculated shall be that of a 360-day year consisting of twelve 30-day months.

(f)            The Notes shall be issuable in whole in the form of one or more registered Global Securities, and the Depositary for such Global Securities shall be DTC. The Notes shall be substantially in the form attached hereto as Exhibit A, the terms of which are herein incorporated by reference. The Notes shall be denominated and payable in U.S. Dollars and shall be issuable in minimum denominations of US$200,000 or any integral multiples of US$1,000 in excess thereof.

(g)           The Notes may be redeemed at the option of the Company prior to the date of Stated Maturity for payment of principal on the Notes, as provided in Section 2.02.

(h)           The Notes will not have the benefit of any sinking fund.

(i)            Except as provided herein, the Holders of the Notes shall have no special rights in addition to those provided in the Base Indenture upon the occurrence of any particular events.

(j)            The Notes will be senior unsecured obligations of the Company and will rank at least equal in right of payment to all of the Company’s other existing and future unsecured and unsubordinated obligations (subject to any priority rights pursuant to applicable law).

(k)           The restrictive covenants set forth in Sections 2.04 and 2.05 shall be applicable to the Notes.

Section 2.02  Optional Redemption.

(a)           The provisions of Article IV of the Base Indenture, as amended by the provisions of this Second Supplemental Indenture, shall apply to the Notes.

(b)           The Company may, upon giving not less than 30 days nor more than 60 days’ notice to (i) the Trustee and (ii) Holders of the Notes, as the case may be (which notice shall be irrevocable), redeem the Notes at any time prior to April 8, 2030, in whole or in part, at a redemption amount equal to the greater of (x) 100% of the principal amount of such Notes to be redeemed and (y) the Make Whole Amount, plus, in each case, accrued and unpaid interest, if any, to, but not including, the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date); provided that the principal amount of a Note remaining outstanding after redemption in part shall be US$200,000 or an integral multiple of US$1,000 in excess thereof. At least five days prior to the date when the notice of redemption is sent to holders of the Notes (unless a shorter notice period shall be acceptable to the Trustee), the Company shall notify the Trustee in writing of such proposed redemption date and the principal amount of the Notes to be redeemed.

(c)           In addition, the Company may, upon giving not less than 30 days nor more than 60 days’ notice to (i) the Trustee and (ii) Holders of the Notes, as the case may be (which notice shall be irrevocable), redeem the Notes at any time from or after April 8, 2030, in whole or in part, at a redemption amount equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest, if any, to, but not including, the Redemption Date. At least five days prior to the date when the notice of redemption is sent to holders of the Notes (unless a shorter notice period shall be acceptable to the Trustee), the Company shall notify the Trustee in writing of such proposed redemption date and the principal amount of the Notes to be redeemed.

(d)           If the Redemption Date pursuant to this Section 2.02 is on or after the relevant Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest to the Redemption Date pursuant to this Section 2.02 shall be paid on such Interest Payment Date to the Person in whose name a Note is registered at the close of business on such Record Date.

(e)           The Company or any of its Controlled Entities may, in accordance with all applicable laws and regulations, at any time purchase the Notes in the open market or otherwise at any price, so long as such purchase does not otherwise violate the terms of the Indenture. The Notes that the Company or its Affiliates purchase may, in the discretion of the Company, be held, resold or canceled, but will only be resold in compliance with applicable requirements or exemptions under the relevant securities laws.

Section 2.03  [Reserved]

Section 2.04  Limitation on Liens. The following additional covenant shall apply with respect to the Notes so long as any of the Notes, as the case may be, remain outstanding:

(a)           Subject to the exceptions set forth in Section 2.04(b) below, the Company will not create or have outstanding, and the Company will ensure that none of its Principal Controlled Entities will create or have outstanding, any Lien upon the whole or any part of their respective present or future undertaking, assets or revenues (including any uncalled capital) securing any Relevant Indebtedness or securing any guarantee or indemnity in respect of any Relevant Indebtedness either of the Company or of any of its Principal Controlled Entities, without (x) at the same time or prior thereto securing the Notes equally and ratably therewith or (y) providing such other security for the Notes, as shall be approved by an act of the Holders of the Notes holding at least a majority of the principal amount of the Notes then outstanding.

(b)           The restriction set forth in Section 2.04(a) above will not apply to:

(i)            any Lien arising or already arisen automatically by operation of law which is timely discharged or disputed in good faith by appropriate proceedings;

(ii)           any Lien in respect of the obligations of any Person which becomes a Principal Controlled Entity or which merges with or into the Company or a Principal Controlled Entity after the date of the indenture which is in existence at the date on which it becomes a Principal Controlled Entity or merges with or into the Company or a Principal Controlled Entity; provided that any such Lien was not incurred in anticipation of such acquisition or of such Person becoming a Principal Controlled Entity or being merged with or into the Company or a Principal Controlled Entity;

(iii)          any Lien created or outstanding in favor of the Company;

(iv)          any Lien in respect of Relevant Indebtedness of the Company or any Principal Controlled Entity with respect to which the Company or such Principal Controlled Entity has paid money or deposited money or securities with a fiscal agent, trustee or depository to pay or discharge in full the obligations of the Company or such Principal Controlled Entity in respect thereof (other than the obligation that such money or securities so paid or deposited, and the proceeds therefrom, be sufficient to pay or discharge such obligations in full);

(v)           any Lien created in connection with Relevant Indebtedness of the Company or any Principal Controlled Entity denominated in Chinese Renminbi and initially offered, marketed or issued primarily to Persons resident in the PRC;

(vi)          any Lien created in connection with a project financed with, or created to secure, Non-recourse Obligations; or

(vii)         any Lien arising out of the refinancing, extension, renewal or refunding of any Relevant Indebtedness secured by any Lien permitted by the foregoing clause (ii), (v), (vi) or this clause (vii); provided that such Relevant Indebtedness is not increased beyond the principal amount thereof (together with the costs of such refinancing, extension, renewal or refunding) and is not secured by any additional property or assets.

Section 2.05  Repurchase Upon Triggering Event. The following additional covenant shall apply with respect to the Notes so long as any of the Notes remain outstanding:

(a)           If a Triggering Event occurs, unless the Company has exercised its right to redeem all of the Notes pursuant to Section 2.02 hereof or Section 4.07 of the Base Indenture, the Company shall make an offer to repurchase all or, at the Holder’s option, any part (equal to US$200,000 or multiples of US$1,000 in excess thereof) of each Holder’s Notes pursuant to the offer described below (the “Triggering Event Offer”), at a purchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the date of purchase (the “Triggering Event Payment”) (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date). Within 30 days following a Triggering Event, unless the Company has exercised its right to redeem all of the Notes pursuant to Section 2.02 hereof or Section 4.07 of the Base Indenture, the Company will deliver a notice of such Triggering Event Offer to each Holder or otherwise give notice in accordance with the applicable procedures of DTC, with a copy to the Trustee, stating:

(i)            that a Triggering Event Offer is being made pursuant to this Section 2.05, including a description of the transaction or transactions that constitute the Triggering Event, and that all Notes properly tendered pursuant to such Triggering Event Offer will be accepted for purchase by the Company at a purchase price in cash equal to 101% of the aggregate principal amount of such Notes plus accrued and unpaid interest, if any, on such Notes to, but not including, the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date);

(ii)           that the purchase date shall be no earlier than 30 days and no later than 60 days from the date such notice is delivered) (the “Triggering Event Payment Date”);

(iii)          that Notes must be tendered in amounts of US$200,000 or multiples of US$1,000 in excess thereof, and any Note not properly tendered will remain outstanding and continue to accrue interest;

(iv)          that, unless the Company defaults in the payment of the Triggering Event Payment, any Note accepted for payment pursuant to the Triggering Event Offer will cease to accrue interest on and after the Triggering Event Payment Date;

(v)           that Holders electing to have any Notes purchased pursuant to a Triggering Event Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Triggering Event Payment Date;

(vi)          that Holders shall be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes; provided that the Paying Agent receives at the address specified in the notice, not later than the close of business on the 30th day following the date of the Triggering Event notice, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(vii)         that if a Holder is tendering less than all of its Notes, such Holder will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (the unpurchased portion of the Notes must be equal to US$200,000 or an integral multiple of US$1,000 in excess thereof); and

(viii)        the other instructions, as determined by the Company consistent with this Section 2.05, that a Holder must follow.

The notice, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (A) the notice is sent in a manner herein provided and (B) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect.

(b)           On the Triggering Event Payment Date, the Company will, to the extent lawful:

(i)            accept for payment all Notes or portions of Notes (of US$200,000 or multiples of US$1,000 in excess thereof) properly tendered pursuant to the Triggering Event Offer;

(ii)           deposit with the Paying Agent, one Business Day prior to the Triggering Event Payment Date, an amount equal to the Triggering Event Payment in respect of all Notes or portions of Notes properly tendered; and

(iii)          deliver or cause to be delivered to the Trustee for cancellation the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company in accordance with the terms of this Section 2.05.

(c)           The Paying Agent shall promptly deliver, to each Holder who properly tendered Notes, the purchase price for such Notes properly tendered, and the Trustee shall promptly authenticate and deliver (or cause to be transferred by book-entry) to each such Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of US$200,000 or a multiple of US$1,000 in excess thereof.

(d)           If the Triggering Event Payment Date is on or after the relevant Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest to the Triggering Event Payment Date shall be paid on such Interest Payment Date to the Person in whose name a Note is registered at the close of business on such Record Date.

(e)           The Company will not be required to make a Triggering Event Offer upon a Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer. In the event that such third party terminates or defaults its offer, the Company will be required to make a Triggering Event Offer treating the date of such termination or default as though it were the date of the Triggering Event.

(f)            The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act, to the extent applicable, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Triggering Event. To the extent that the provision of any such securities laws or regulations conflicts with the Triggering Event Offer provisions of the Notes, the Company will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Triggering Event Offer provisions of the Notes by virtue of any such conflict.

Section 2.06  Covenant Defeasance. Upon the Company’s exercise under Section 12.03(a) of the Base Indenture of the option applicable to Section 12.03(c) thereof, the Company shall, subject to the satisfaction of the conditions set forth in Section 12.03(d) thereof, be released from its obligations under the covenants contained in Section 6.04 and Section 6.06 thereof and from its obligations under the covenants contained in Section 2.04 and Section 2.05 of this Second Supplemental Indenture, on and after the date the conditions set forth in Section 12.03(d) thereof are satisfied.

Section 2.07  Supplemental Indentures.

(a)           Section 14.01(h) of the Base Indenture shall be replaced in its entirety by the following with respect to the Notes only:

“to conform the text of this Indenture or any series of the Securities to any provision of the section entitled “Description of Debt Securities” in the Prospectus or of the section entitled “Description of the Notes” in the Prospectus Supplement to the extent that such provision in the Prospectus or the Prospectus Supplement, as the case may be, was intended to be a verbatim recitation of a provision of this Indenture or such series of the Securities as evidenced by an Officers’ Certificate;”

(b)           Clause (xi) of Section 14.02(a) of the Base Indenture shall be replaced in its entirety by the following with respect to the Notes only:

“reduce the amount of the premium payable upon the redemption or repurchase of any Security or change the time at which any Security may be redeemed or repurchased as described in Section 4.07 of the Base Indenture or as described in Section 2.02 or 2.05 of the Second Supplemental Indenture, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (except through amendments to the definition of “Triggering Event” if applicable).”

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.01  Confirmation of Indenture. The Base Indenture, as supplemented and amended by this Second Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture, this Second Supplemental Indenture and all indentures supplemental thereto with respect to the Notes shall be read, taken and construed as one and the same instrument.

Section 3.02  Severability. If any provision in this Second Supplemental Indenture or in the Notes shall be held to be invalid, illegal or unenforceable under applicable law, then the remaining provisions in this Second Supplemental Indenture or in the Notes shall be construed as though such invalid, illegal or unenforceable provision were not contained herein.

Section 3.03  Conflicts with Base Indenture. In the event that any provision of this Second Supplemental Indenture limits, qualifies or conflicts with a provision of the Base Indenture, such provision of the Second Supplemental Indenture shall prevail, other than the rights, benefits, protections and indemnities of the Trustee which shall be governed by the terms of the Base Indenture.

Section 3.04  Benefits of Indenture. Nothing in this Second Supplemental Indenture expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or to give to, any Person other than the parties hereto and their successors and the Holders of the Notes any benefit or any right, remedy or claim under or by reason of this Second Supplemental Indenture or the Base Indenture or any covenant, condition, stipulation, promise or agreement hereof or thereof, and all covenants, conditions, stipulations, promises and agreements contained herein or therein shall be for the sole and exclusive benefit of the parties hereto and their successors and of the Holders of the Notes.

Section 3.05  Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 3.06  Governing Law; Waiver of Trial by Jury. This Second Supplemental Indenture and the Notes shall be deemed to be contracts made under the law of the State of New York, and for all purposes shall be governed by and construed in accordance with the law of said State (without regard to conflicts of laws principles thereof that would permit the application of the laws of another jurisdiction).

Section 3.07 The Trustee. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.

EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS SECOND SUPPLEMENTAL INDENTURE OR THE NOTES.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

WEIBO CORPORATION,
as Issuer

By:	/s/ Gaofei Wang
Name:	Gaofei Wang
Title:	Chief Executive Officer

Deutsche Bank Trust Company Americas,
as Trustee

By:	/s/ Kathryn Fischer
Name:	Kathryn Fischer
Title:	Vice President

By:	/s/ Debra Schwalb
Name:	Debra Schwalb
Title:	Vice President

EXHIBIT A

FORM OF 3.375% NOTES DUE 2030

FACE OF NOTE

[For Inclusion in a Global Security only — UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL SECURITIES REPRESENTED HEREBY, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.]

WEIBO CORPORATION

3.375% Note Due 2030

PRINCIPAL AMOUNT: US$

CUSIP: 948596AE1

No.:

Weibo Corporation, an exempted company incorporated in the Cayman Islands (the “Company,” which term includes any successor thereto under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to Cede & Co, or registered assigns, the principal sum of                      U.S. DOLLARS (US$                    ) (or such other principal amount as shall be set forth in the Schedule of Increases or Decreases in Note attached hereto) on July 8, 2030, or on such earlier date as the principal hereof may become due in accordance with the provisions of this Note.

Interest Rate: 3.375% per annum.

Interest Payment Dates: January 8 and July 8 of each year, commencing on January 8, 2021.

Record Dates: December 25 and June 24.

Reference is made to the further provisions of this Note set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been manually or electronically signed by the Trustee under the Indenture referred to on the reverse hereof.

IN WITNESS WHEREOF, Weibo Corporation. has caused this Note to be duly executed.

WEIBO CORPORATION

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Date of authentication:

Deutsche Bank Trust Company Americas,
as Trustee

By:
Authorized Signatory

REVERSE OF NOTE

WEIBO CORPORATION

3.375% Note Due 2030

This Note is one of a duly authorized issue of debt securities of the Company of the series designated as the “3.375% Notes due 2030” (the “Notes”), all issued or to be issued under and pursuant to an Indenture, dated as of July 5, 2019 (the “Base Indenture”), duly executed and delivered by and between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee,” which term includes any successor trustee), as supplemented by the Second Supplemental Indenture, dated as of July 8, 2020 (the “Second Supplemental Indenture”), duly executed and delivered by and between the Company and the Trustee. The Base Indenture as supplemented and amended by the Second Supplemental Indenture is referred to herein as the “Indenture”. Capitalized terms used herein and not otherwise defined shall have the meanings given them in the Indenture.

1.             Interest. The Company promises to pay interest on the principal amount of this Note at a rate of 3.375% per annum. The Company will pay interest semi-annually in arrears on January 8 and July 8 of each year. If a payment date is not a Business Day as defined in the Indenture at a Place of Payment, payment may be made at that place on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period. Interest shall be computed on the basis of a 360-day year of twelve 30-day months and, in the case of an incomplete month, the actual number of days elapsed.

2.             Method of Payment. The Company shall pay interest on the Notes (except Defaulted Interest), if any, to the Persons in whose name such Notes are registered at the close of business on the Record Date referred to on the face of this Note immediately preceding the related Interest Payment Date, even if any Notes are canceled, repurchased or redeemed on or after such Record Date and on or before such Interest Payment Date. Payment of interest on the Notes shall be made, in the currency of the United States of America that at the time is legal tender for payment of public and private debts, at the Corporate Trust Office or, at the option of the Company, by check mailed to the address of the Person entitled thereto as such address shall appear in the Register or, in accordance with arrangements satisfactory to the Trustee, by wire transfer to an account designated by the Holder.

3.             Paying Agent, Authenticating Agent and Registrar. Initially, Deutsche Bank Trust Company Americas will act as Paying Agent, Authenticating Agent and Registrar. The Company may change or appoint any Paying Agent or Registrar without notice to any Noteholder. The Company may act in any such capacity.

4.             Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (“TIA”) as in effect on the date the Indenture is qualified. The Notes are subject to all such terms, and Noteholders are referred to the Indenture and TIA for a statement of such terms. The Notes are unsecured general obligations of the Company and constitute the series designated on the face of this Note as the “3.375% Notes due 2030,” initially limited to US$750,000,000 in aggregate principal amount.

The Company will furnish to any Noteholder upon written request and without charge a copy of the Base Indenture and the Second Supplemental Indenture. Requests may be made to: Weibo Corporation, 8/F QIHAO Plaza, No. 8 Xinyuan S. Road, Chaoyang District, Beijing 10027, People’s Republic of China, Attention: Chief Financial Officer.

5.             Redemption and Repurchase. The Notes are subject to optional redemption. The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

6.             Denominations, Transfer, Exchange. The Notes are in registered form without coupons in the denominations of US$200,000 or any integral multiple of US$1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Notes may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed if so required by the Company or the Registrar) at the office of the Registrar or at the office of any transfer agent designated by the Company for such purpose. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.

7.             Persons Deemed Owners. The registered Noteholder may be treated as its owner for all purposes.

8.             Amendments, Supplements and Waivers. The Indenture and the Notes may be amended or supplemented as provided in the Indenture. Any consent or waiver by the Noteholders as provided in the Indenture shall be conclusive and binding upon such Holders and upon all future Noteholders and holders of any security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon the Notes.

9.             Defaults and Remedies. The Events of Default relating to the Notes are defined in Section 7.01 of the Base Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Company, the Trustee and the Noteholders shall be as set forth in the applicable provisions of the Indenture.

10.          No Recourse Against Others. No recourse under or upon any obligation, covenant or agreement contained in the Indenture or the Notes, or because of any indebtedness evidenced thereby, shall be had against any incorporator as such, or against any past, present or future stockholder, officer, director or employee, as such, of the Company or of any successor, either directly or through the Company or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof.

11.          Authentication. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual or electronic signature of the Trustee.

12.          Governing Law. The Base Indenture, the Second Supplemental Indenture and this Note shall be deemed to be contracts made under the law of the State of New York, and for all purposes shall be governed by and construed in accordance with the law of said State (without regard to conflicts of laws principles thereof that would permit the application of the laws of another jurisdiction).

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

[PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE]

[PLEASE PRINT OR TYPE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE]

the within Note and all rights thereunder, hereby irrevocably constituting and appointing                                                                                                                                     Attorney to transfer such Note on the books of the Issuer, with full power of substitution in the premises.

Signature:

Dated:
NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever.

SIGNATURE GUARANTEE

[Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.]

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 2.05 of the Second Supplemental Indenture, check the box below:

☐ Section 2.05

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 2.05 of the Second Supplemental Indenture, state the amount you elect to have purchased:

US$

Date:	Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No:

Signature Guarantee:

SCHEDULE OF INCREASES OR DECREASES IN NOTE*

The initial principal amount of this Note is US$                    . The following increases or decreases in a part of this Note have been made:

Date	Amount of decrease in principal amount of this Note	Amount of increase in principal amount of this Note	Principal amount of this Note following such decrease (or increase)	Signature of authorized signatory of Trustee

*      Insert in Global Notes.